As filed with the Securities and Exchange Commission on May 12, 2015

Registration No.

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

SOTHEBY’S

(Exact name of registrant as specified in its charter)

Delaware	38-2478409
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1334 York Avenue

New York, New York 10021

(Address of principal executive offices)

SOTHEBY’S STOCK COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

(Full title of the plan)

Jonathan A. Olsoff

Senior Vice President, Worldwide General Counsel and Secretary

Sotheby’s

1334 York Avenue

New York, New York 10021

(212) 606-7000

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock	200,000 (2)	$43.24	$8,648,000.00	$1,005.00

(1)	Computed, pursuant to Rule 457(c), solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on May 7, 2015.
(2)	The Sotheby’s Stock Compensation Restricted Stock Unit Plan (As Amended and Restated Effective May 7, 2015) (the “Current Plan”), is the successor plan to several prior plans that originated as the Sotheby’s Holdings, Inc. Amended and Restated Director Stock Ownership Plan (collectively, the “Predecessor Plans”). The shares of common stock being registered pursuant to this Form S-8 are in addition to the shares of common stock previously registered under the Predecessor Plans pursuant to previously filed registration statements on Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant incorporates by reference into this Registration Statement the following documents:

(a)	the Registrant’s Annual Report on Form 10-K (File No. 001-09750) for the fiscal year ended December 31, 2014 filed with the Securities and Exchange Commission (the “Commission”) on March 2, 2015 pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)	the Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2015, filed with the Commission on May 11, 2015;

(c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on January 6, 2015, January 26, 2015, February 13, 2015, February 19, 2015, March 2, 2015, March 18, 2015, and May 11, 2015, respectively, except to the extent that information in any of those reports was furnished and not filed with the Commission;

(d)	Item 1 of the Registrant’s Registration Statement on Form 8-A, dated March 7, 1990 (File No. 001-09750) and filed with the Commission on March 8, 1990 pursuant to Section 12 of the Exchange Act as amended by Amendment No.1 to Form 8-A, dated November 21, 2006 (File No. 001-09750), and filed with the Commission on November 21, 2006; and

(e)	all documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all such securities then remaining to be sold.

Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.	Indemnification of Directors and Officers.

Pursuant to the Delaware General Corporation Law, as amended (the “DGCL”), a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceedings, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceedings if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful.

The DGCL does not permit indemnification in any derivative action, which is an action by or in the right of the corporation, if such person shall have been adjudged to be liable to the corporation unless and only to the extent that a court determines upon application that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses that the court deems proper. Any such person who successfully defends any proceedings subject to the DGCL’s indemnification provisions must be indemnified by the corporation for reasonable expenses incurred in connection therewith, including attorneys’ fees.

To the fullest extent permitted by the DGCL, the Registrant’s Certificate of Incorporation and By-Laws require the Registrant to indemnify its directors and officers and the directors, officers, trustees, employees and agents of other entities who are serving in such capacities at the request of the Registrant who, in such capacity, are a party or threatened to be made a party to any proceeding. The Registrant will also indemnify these individuals if the basis of a proceeding is alleged action in any other capacity while serving in one of the stated capacities. Indemnified persons are covered even though they are no longer serving in their stated capacity at the time indemnification is sought or the proceeding for which indemnification is sought commences. Indemnification is available to such persons against all liability and loss suffered and expenses reasonably incurred by such persons in connection with any proceeding. In certain cases, the indemnified person will be entitled to the advancement of expenses. To the extent authorized from time to time by its Board of Directors or the Registrant’s Chief Executive Officer, the Registrant may provide indemnification and expense advancement rights to any employee or agent of the Registrant.

The Registrant’s By-Law indemnification rights are contract rights of each indemnified person that vest at the time of the indemnified person’s service in one of the stated capacities and continue after the person’s service ends. The Registrant, its Board of Directors and its stockholders may not terminate these rights with respect to a person’s service prior to the date of such termination. Any amendment of the By-Laws that in any way diminishes or limits any right of indemnification shall be prospective only and shall not adversely affect any indemnification right as to any actual or alleged act or omission previously existing.

The Registrant’s By-Laws contain procedures for individuals to obtain indemnification from the Registrant.

As permitted under the DGCL, the Registrant’s Certificate of Incorporation eliminates the liability of its directors to the Registrant or its stockholders for monetary damages for breach of the directors’ fiduciary duties, except to the extent prohibited by the DGCL. In addition, the Registrant maintains directors’ and officers’ liability insurance that, under certain circumstances, would cover alleged violations of the DGCL.

Item 8.	Exhibits.

Exhibit Number	Description

3.1	Certificate of Incorporation of the Registrant, as amended as of June 30, 2006, incorporated by reference to Exhibit 3.1 to the Registrant’s current report on Form 8-K, filed on July 7, 2006 with the Commission.

3.2	Amended and Restated By-Laws of the Registrant, amended through November 4, 2010, incorporated by reference to Exhibit 3.2 to the Registrant’s Third Quarter Form 10-Q for 2010, filed on November 8, 2010 with the Commission.

5	Opinion of Jacobs Law Group, PC, counsel to the Registrant, as to the legality of the shares.

10.1	Sotheby’s Stock Compensation Plan for Non-Employee Directors, dated and effective as of May 7, 2015, incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement for the 2015 Annual Meeting of Stockholders, filed on March 26, 2015 with the Commission.

23(a)	Consent of Deloitte & Touche LLP.

23(b)	Consent of Jacobs Law Group, PC (included in Exhibit 5).

24	Powers of Attorney (included on signature page).

Item 9.	Undertakings.

The Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Act”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(i) and (a)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(b) That, for the purpose of determining any liability under the Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for purposes of determining any liability under the Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 12th day of May, 2015.

SOTHEBY’S

By:	/s/ Thomas S. Smith, Jr.
Thomas S. Smith, Jr., President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints THOMAS S. SMITH, JR. and PATRICK S. MCCLYMONT, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments), supplements and other documents related to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their substitute or substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Domenico De Sole Domenico De Sole	Chairman of the Board	May 12, 2015

/s/ Thomas S. Smith, Jr. Thomas S. Smith, Jr.	President, Chief Executive Officer and Director	May 12, 2015

/s/ The Duke of Devonshire The Duke of Devonshire	Deputy Chairman of the Board	May 12, 2015

/s/ Patrick S. McClymont Patrick S. McClymont	Executive Vice President and Chief Financial Officer	May 12, 2015

/s/ Kevin M. Delaney Kevin M. Delaney	Senior Vice President, Controller and Chief Accounting Officer	May 12, 2015

/s/ John M. Angelo John M. Angelo	Director	May 12, 2015

/s/ Jessica M. Bibliowicz Jessica M. Bibliowicz	Director	May 12, 2015

/s/ Kevin C. Conroy Kevin C. Conroy	Director	May 12, 2015

/s/ Daniel S. Loeb Daniel S. Loeb	Director	May 12, 2015

/s/ Olivier Reza Olivier Reza	Director	May 12, 2015

/s/ Marsha E. Simms Marsha E. Simms	Director	May 12, 2015

/s/ Robert S. Taubman Robert S. Taubman	Director	May 12, 2015

/s/ Diana L. Taylor Diana L. Taylor	Director	May 12, 2015

/s/ Dennis M. Weibling Dennis M. Weibling	Director	May 12, 2015

/s/ Harry J. Wilson Harry J. Wilson	Director	May 12, 2015

Exhibit Index

Item 8.	Exhibits.

Exhibit Number	Description

3.1	Certificate of Incorporation of the Registrant, as amended as of June 30, 2006, incorporated by reference to Exhibit 3.1 to the Registrant’s current report on Form 8-K, filed on July 7, 2006 with the Commission.

3.2	Amended and Restated By-Laws of the Registrant, amended through November 4, 2010, incorporated by reference to Exhibit 3.2 to the Registrant’s Third Quarter Form 10-Q for 2010, filed on November 8, 2010 with the Commission.

5	Opinion of Jacobs Law Group, PC, counsel to the Registrant, as to the legality of the shares.

10.1	Sotheby’s Stock Compensation Plan for Non-Employee Directors, dated and effective as of May 7, 2015, incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement for the 2015 Annual Meeting of Stockholders, filed on March 26, 2015 with the Commission.

23(a)	Consent of Deloitte & Touche LLP.

23(b)	Consent of Jacobs Law Group, PC (included in Exhibit 5).

24	Powers of Attorney (included on signature page).